Exhibit 10.1

Sun Healthcare Group, Inc. Executive Bonus Plan
(as amended and restated on March 17, 2009)

Effective January 1, 2009, annual incentive bonuses of senior management (“Executives”) of Sun Healthcare Group, Inc. (“Sun”) and senior management of SunBridge Healthcare Corporation (“SunBridge”) shall be determined pursuant to this plan.  This plan is intended to provide bonuses that qualify for the performance-based compensation exemption of Section 162(m) (“Section 162(m)”) of the Internal Revenue Code of 1986, as amended (the “Code”).  This plan is adopted under Section 10 of Sun’s Amended and Restated 2004 Equity Incentive Plan (the “Plan”), and bonuses awarded under this plan shall be Benefits under the Plan that are subject to all of the terms and conditions of the Plan.

The incentive bonus (the “Bonus”) of an Executive for any fiscal year (the “Applicable Fiscal Year”) shall be based on the criteria set forth below.   For Mr. Matros, Mr. Mathies and Dr. Hunker, the Bonus will be based upon achievement of the EBITDA and quality of care targets as described below.  For Mr. Shaul, Mr. Newman and Ms. Chrispell, the Bonus will be determined solely by achievement of the EBITDA target as described below.

1.           EBITDA.  Within the first ninety (90) days of the Applicable Fiscal Year, the Compensation Committee of the Board of Directors of Sun (the “Committee”) shall establish a target for Sun’s consolidated earnings before interest, taxes, depreciation and amortization (“EBITDA”).  EBITDA shall be measured using the normalized actual EBITDA results of Sun as published by Sun in its press release announcing financial results for the Applicable Fiscal Year,  which normalizing adjustments consist of actuarial adjustments for self insurance for general and professional liability, EBITDA of discontinued operations, and nonrecurring costs related to acquisitions and other similar events. When determining whether the EBITDA target has been achieved, the Committee shall make adjustments to the EBITDA target to eliminate the effect of discontinued operations or any change in accounting policies or practices.

Subject to the provisions of Section 2, the amount of the Bonus for the Applicable Fiscal Year shall be based upon normalized actual EBITDA attained as a percentage of the target EBITDA as follows (percentages in the tables are percentages of base salary as of the last day of the Applicable Fiscal Year):

Name	Position	85% of target	100% of target	115% of target
R. Matros	Chairman & CEO	18%	95%	158%
W. Mathies	COO SunBridge	15%	80%	131%
B. Shaul	CFO	15%	75%	131%
C. Hunker	Ch. Comp. & Ch. Risk Off.	15%	75%	131%
M. Newman	GC	15%	75%	131%
C. Chrispell	SVP, HR	10%	50%	88%

If normalized actual EBITDA is less than 85% of target EBITDA, no Bonus will be paid to any Executive.  If normalized actual EBITDA exceeds 115% of target EBITDA, each Bonus will equal the percentage of base salary set forth in the last column of the table above.  If normalized actual EBITDA is greater than 85% of target EBITDA but less than 100% of target EBITDA, or greater than 100% but less than 115%, the amount of the Bonus will be prorated on a straight-line basis between the amounts shown in the applicable columns of the table.

In no case, however, shall the amount of any Executive’s Bonus exceed (i) the amount that has been accrued for such Bonus in the calculation of EBITDA and (ii) the applicable limit set forth in Section 10(a) of the Plan.

2.           Quality of Care Component.  If the quality of care target is met, the Bonus shall be paid in the amount determined as set forth above.  If the quality of care target is not met, the Committee shall deduct such amount of the Bonus for each of Mr. Matros, Mr. Mathies and Dr. Hunker as it determines in its discretion from the amount otherwise payable.  The quality of care target is met if quality of care at skilled nursing centers operated by SunBridge and its subsidiaries is better than or equal to the quality of care at skilled nursing centers of SunBridge’s for-profit peer group of companies for the Applicable Fiscal Year (or the twelve month period ending as close as possible to the end of Applicable Fiscal Year for which data are available at the time the Committee considers the amount of the Bonus), in each case as measured by the Health Deficiency Index reported by PointRight, Inc. or whichever independent reporting entity is then used by Sun to provide such information.  Notwithstanding the above, if actual EBITDA is at least equal to 85% of target, the amount of the Bonus payable to Messrs. Matros and Mathies cannot be less than 10% of their respective base salaries.

3.           Committee Certification and Timing of Payment.  As soon as practicable after the end of the Applicable Fiscal Year, the Committee shall determine the amount of Sun’s normalized actual EBITDA for such year.  No Bonus shall be paid to an Executive for the Applicable Fiscal Year unless and until the Committee has certified, by resolution or other appropriate action in writing, the normalized actual EBITDA earned by Sun, the normalized actual EBITDA earned by Sun as a percentage of the target EBITDA and the amount of the Bonus earned by each Executive.  Any Bonuses shall be paid to each executive as soon as practicable after completion of the year-end audit for the Applicable Fiscal Year and following the Committee’s certification described above  (but in no event later than March 15 of the calendar year following the Applicable Fiscal Year to which the Bonus relates).

4.           Recoupment of Bonus Payments.  A Bonus paid to an Executive is subject to recoupment, to the extent determined to be appropriate by the Committee, if each of the following circumstances occur: (1) the amount of the Bonus was calculated based on the achievement of EBITDA, the calculation of which was based on financial statements that are subsequently the subject of an accounting restatement due to noncompliance with any financial reporting requirement under the securities laws; (2) fraud or intentional misconduct by any Executive, or any officer or employee that reports to an Executive was a significant contributing factor to such noncompliance; and (3) the restated financial statements are issued and completed prior to the issuance and completion of the financial statements for the third fiscal year following the Applicable Fiscal Year to which the Bonus relates.  In such circumstances, a Bonus will be subject to recoupment only to the extent a lesser Bonus would have been paid to an Executive based upon EBITDA, as restated, and only as to the net amount of such portion of the Bonus after reduction for the Executive’s tax liability on that portion of the Bonus.  By accepting a Bonus, each Executive agrees to promptly make any Bonus reimbursement required by the Committee in accordance with this section, and that Sun, SunBridge and their respective affiliates may deduct from any amounts owed to the executive from time to time (such as wages or other compensation) any amounts the Executive is required to reimburse Sun and/or SunBridge pursuant to this section.  This section does not limit any other remedies Sun, SunBridge or their respective affiliates may have available in the circumstances, which may include, without limitation, dismissing the executive or initiating other disciplinary procedures.  The provisions of this section are in addition to (and not in lieu of) any rights to repayment Sun, SunBridge or their respective affiliates may have under Section 304 of the Sarbanes-Oxley Act of 2002 and other applicable laws.

5.           Administration.  This plan shall be administered by the Committee, which shall consist solely of two or more members of the Board of Directors of Sun who are “outside directors” within the meaning of Treasury Regulation Section 1.162-27(e)(3) under Section 162(m).  The Committee shall have the same administrative authority with respect to this plan as provided for under the Plan.

6.           Section 162(m).  This plan is intended to provide bonuses that qualify for the performance-based compensation exemption of Section 162(m).  Any provision, application or interpretation of this plan inconsistent with this intent to satisfy the standards in Section 162(m) shall be disregarded.